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                                                                    EXHIBIT 99.3


THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") dated as of December 21, 2000, is entered into by and between John F. McHale (the "Purchaser"), and Kent
A. Savage (the "Seller").

     Purchaser is considering delivering to the Board of Directors of Netpliance, Inc., a Delaware corporation (the "Company"), a letter requesting the opportunity to open negotiations regarding a possible transaction in which all shares of the common stock of the Company, par value $.01 per share (the "Common Stock") not owned by the Purchaser and certain other stockholders (collectively, the "Buyout Group") would be converted into the right to receive cash or other consideration pursuant to a tender offer and/or merger transaction between the Buyout Group and the Company's public stockholders (the "Buyout"). The purchase of stock contemplated by this Agreement is conditioned on the consummation of the proposed Buyout.

     The Seller has offered for sale, and the Purchaser has agreed to purchase, effective simultaneously with the consummation of the Buyout, 500,000 shares (the "Shares") of the Common Stock. Additionally, the Purchaser and the Seller have agreed that, following the consummation of the Buyout, the Seller will have certain co-sale rights, as described in Section 7 below. In connection
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therewith, the Seller and the Purchaser hereby agree as follows:

     1. Purchase and Sale of Shares. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Seller agrees to sell the Shares to the Purchaser on the Closing Date (as hereinafter defined) at a price per share equal to the price per share at which shares of Common Stock are purchased by the Buyout Group in the Buyout (the "Purchase Price"), and upon the basis of the representations and warranties, and subject to the terms and conditions, set forth herein, the Purchaser agrees to purchase the Shares from the Seller on the Closing Date at the Purchase Price.

     2. Closing. The closing of the purchase and sale of the Shares shall take place simultaneously with the consummation of the Buyout at the offices of Company, or on such other date or at such other time or place as the Seller and the Purchaser may agree upon in writing (such time and date of the closing being referred to herein as the "Closing Date"). Upon payment of the Purchase Price in full in immediately available funds by or on behalf of the Purchaser to the Company (to an account specified in writing by the Seller to the Purchaser prior to the Closing Date), the Seller will deliver to the Purchaser a certificate or certificates representing the Shares, in such denominations and registered in such nominee names as the Purchaser shall request. Notwithstanding the foregoing, this Agreement shall terminate and be of no further force or effect and without liability to either party in the event the Buyout Group abandons or terminates the proposed Buyout or the Buyout is not consummated for any reason on or before June 30, 2001.

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     3.   Representations and Warranties of the Seller. The Seller represents and warrants, as of the date hereof and as of the Closing Date, as follows:

          (a) The Seller has good and marketable title to the Shares, free and clear of all liens, claims, security interests and encumbrances of any nature. Upon delivery hereunder by the Seller to the Purchaser of the certificates evidencing the Shares and upon payment by the Purchaser to the Seller of the Purchase Price therefor, the Purchaser will acquire good and marketable to the Shares, free and clear of all liens, claims, security interests and encumbrances of any nature (except those created by the Purchaser).

          (b) The sale of the Shares hereunder will not, with or without the giving of notice or the lapse of time, or both, (a) to the Seller's knowledge, violate any provision of law, statute, rule or regulation to which the Seller is subject, (b) violate any order, judgment or decree applicable to the Seller, or
(c) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Seller is a party or by which he is bound.

     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants that:

     (a) The Purchaser understands that the sale of the Shares hereunder has not been registered under the Securities Act of 1933, as amended (the "Act"), based on the exemption from registration provided by Section 4(1) of the Act, and that the Seller's reliance on such exemption depends in part on the Purchaser's representations and warranties in this Agreement.

     (b) The Purchaser is purchasing the Shares for investment for his own account and not with a view to the distribution thereof except in compliance with the Act and applicable state securities laws; provided, that the Purchaser may at any time sell or otherwise dispose of all or any part of the Shares by registration under the Act and applicable state securities laws or pursuant to an exemption from such registration available thereunder. The Purchaser will not sell or otherwise transfer any interest in the Shares except in compliance with the registration requirements, or an exemption therefrom, of the Act and applicable state securities laws.

     (c) The Purchaser is an "accredited investor," as such term is defined in Rule 501(a) under the Act, who by reason of his business and financial experience has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares. The Purchaser has had the opportunity to ask questions of, and receive answers from, the Company and its officers and agents and has received all information concerning the Company that he has reasonably requested in connection with his purchase of the Shares.

     (d) The purchase of the Shares hereunder will not, with or without the giving of notice or the lapse of time, or both, (a) to the Purchaser's knowledge, violate any provision of law, statute, rule or regulation to which the Purchaser is subject, (b) violate any order, judgment or decree applicable to the Purchaser, or (c) conflict with, or result in a breach or default under,

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any term or condition of any agreement or other instrument to which the
Purchaser is a party or by which he is bound.

     (e) The Purchaser understands that the Shares constitute "restricted securities" within the meaning of Rule 144 under the Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available.

     (f) The Purchaser understands that no federal or state or other governmental agency has passed upon or made any recommendation or endorsement with respect to the Shares.

     (g) The Purchaser understands that any certificates evidencing the Shares will bear substantially the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION."

     5. Conditions to Closing. The obligations of each party hereunder shall be subject to (a) the accuracy of the representations and warranties of the other party hereto as of the date hereof and as of the Closing Date, as if such representations and warranties had been made on and as of such date, (b) consummation of the Buyout, and (c) the performance by the other party of its obligations hereunder.

     6. Survival of Representations and Warranties. The respective agreements, representations, warranties and other statements made by or on behalf of each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Shares.

     7.   Co-Sale Rights of Investors.

     (a) Notice of Offer. In the event Purchaser desires to accept a bona fide third-party offer ("Offer") for the transfer of any or all of his shares of the Common Stock, (the shares subject to such offer to be hereafter called the "Target Shares"), the Purchaser shall promptly deliver to the Company and the Seller written notice of the intended disposition ("Disposition Notice") and the basic terms and conditions thereof, including the identity of the proposed purchaser.

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     (b)  Grant of Co-Sale Rights.

          (i) The Seller shall have the right, exercisable upon written notice delivered to the Purchaser prior to the expiration of ten (10) days from receipt of the Disposition Notice (the "Exercise Period"), to participate in the transfer of the Target Shares on the same terms and conditions as those set forth in the Disposition Notice. To the extent that the Seller exercises such right of participation, and to the extent that Kenneth A. Kalinoski exercises his similar right of participation pursuant to that certain Stock Purchase Agreement, by and between Purchaser and Mr. Kalinoski, of even date herewith (the "Kalinoski SPA"), the number of shares of Target Shares that the Purchaser may sell in the transaction shall be correspondingly reduced. The right of participation of the Seller shall be effective from and after the consummation of the Buyout, if any, and subject to the terms and conditions set forth in this
Section 7.
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          (ii)  The Seller may sell all or any part of a number of shares of
Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Common Stock covered by the Offer by (y) a fraction, the numerator of which is the number of shares of Common Stock at the time owned by the Seller and the denominator of which is the combined number of shares of Common Stock at the time owned by the Purchaser, Seller and Kenneth A. Kalinoski, in the aggregate.

          (iii) The Seller may effect his participation in the sale by delivering to the Purchaser for transfer to the purchase offeror one or more certificates, properly endorsed for transfer, which represent the number of shares of Stock that the Investor elects to sell pursuant to this Section 1.2.
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     (c)  Payment of Proceeds. The stock certificates that the Seller delivers to the Purchaser pursuant to Section 7(b) shall be transferred by the Purchaser
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to the offeror in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Disposition Notice to the Seller, and the Purchaser shall promptly thereafter remit to the Seller that portion of the sale proceeds to which the Seller is entitled by reason of its participation in such sale.

     (d) Non-exercise. The exercise or non-exercise of the rights of the Seller hereunder to participate in one or more sales of Common Stock made by the Purchaser shall not adversely affect its rights to participate in subsequent Common Stock sales by the Purchaser.

     (e) Exempt Transfers. Notwithstanding the foregoing, the co-sale rights of the Seller shall not apply to any bona fide transfer of Common Stock to the ancestors, descendants, siblings or spouse of the Purchaser or to trusts for the benefit of such persons; provided that the transferee shall furnish the Seller with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred Common Stock shall remain subject to the terms of this Section 7, and such transferee shall be treated as a "Purchaser" for the
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purposes of this Agreement.

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     (f)  Legend Requirements.

          (i) Legend. Each certificate representing the Common Stock owned by the Purchaser shall be endorsed with the following legend:

     "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND AMONG THE REGISTERED HOLDER, THE COMPANY AND CERTAIN INVESTORS IN THE CAPITAL STOCK OF NETPLIANCE, INC. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

          (ii)  Removal. The Section 7(f)(i) legend shall be removed upon
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termination of the rights and obligations pursuant to this Section 7 in
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accordance with the provisions of subsection (g) of this Section 7.
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          (g)  Termination. The Seller's right of co-sale and the correlative obligations of the Purchaser with respect to the Seller pursuant to this Section
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7 shall terminate at such time as the Seller shall no longer be the owner of any
-
shares of Common Stock. Unless sooner terminated in accordance with the preceding sentence, the rights and obligations pursuant to this Section 7 shall
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terminate upon the first to occur of the following events:

          (i) the liquidation, dissolution or indefinite cessation of the business operations of the Company;

          (ii) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

          (iii) immediately prior to the closing of an underwritten public offering of the Company's Common Stock registered under the Securities Act on Form S-1 (or any successor form designated by the Securities and Exchange Commission).

     8.   Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts, and such counterparts shall constitute but one and the same agreement.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

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     (c)  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter.

     9. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

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          IN WITNESSES WHEREOF, the parties have entered into this Agreement as of the date first set forth above.


                                       SELLER:



                                       /S/ KENT A. SAVAGE
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                                       Kent A. Savage


                                       PURCHASER:



                                       /S/ JOHN F. MCHALE
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                                       John F. McHale

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